                                                                   EXHIBIT 10.24


AMD's
Stock Option Program
for Employees
Outside the U.S.
For options granted
after April 25, 2000

Congratulations on being selected to receive a stock option award. AMD's success is a direct result of the creativity, innovation, and hard work of employees like you. In recognition of this, we maintain a stock option program, under which you can benefit from AMD's long-term success as the company's common stock price grows.

AMD limits the granting of stock options to those employees whose individual contributions most influence AMD's performance and add to shareholder value. The number of options you are granted reflects competitive compensation practices, your position at AMD, and, most importantly, your individual performance.

WHAT ARE STOCK OPTIONS?

Stock options give you the right to buy shares of AMD common stock at the "exercise price" within a specified number of years. You "exercise" your option by purchasing the underlying shares any time after you "vest" in the option (see How Your Stock Options Vest), but before the option expires.

The attractiveness of stock options lies in the potential for increases in the market price of the company's common stock over time. For example, if you are granted options to buy 100 shares of AMD stock at an exercise price of $35 per share, and the market price of the stock rises to $45, then your "unrealized" financial gain is $10 per share (the difference between the exercise price and the current market price). To realize that gain, you first have to be vested in those 100 options. If you are, you can exercise your options by buying the stock. You can then hold the shares for potential future gain, or sell them in the market at any time for the current market price. In this example, if you exercise your options and sell the purchased shares when the market price moved up to $50, you would realize a gain of $15 per share ($50 - $35).

Enclosed with this brochure is your stock option document. It gives the grant date, exercise price, and the vesting and expiration dates for your options.

HOW YOUR STOCK OPTIONS VEST

You earn the right to exercise your stock options according to the vesting schedule for your grant. Each stock option grant has its own vesting period. The stock option document for your grant shows the vesting dates for your options.

The following table shows the typical vesting schedules. An initial grant is the first grant to an eligible employee and an annual grant is a grant that can be awarded each year subsequent to an initial grant.

                                                Percent of Granted Options
                                                   That Are Fully Vested
                                          --------------------------------------
Anniversary of                               Initial               Annual
Grant Date                                     Grant                Grant
--------------------------------------------------------------------------------
First*                                            40%                  25%
Second                                     +20% = 60%           +25% = 50%
Third                                      +20% = 80%           +25% = 75%
Fourth                                     +20% = 100%          +25% = 100%

*After the first year, awards vest in monthly increments over the remaining time.

If you receive stock option grants in several years, their vesting periods will overlap. For example, the following chart illustrates the vesting for a hypothetical employee who receives an initial grant when he/she joins AMD and then annual grants thereafter based on varying performance ratings:

Calendar     # of Options                   Options Vesting in Calendar Year
                                         --------------------------------------
  Year          Granted                    2       3       4       5       6
--------------------------------------------------------------------------------
   1              150                     60      30      30      30
   2              100                             25      25      25      25
   3              160                                     40      40      40
   4              200                                             50      50
   5              220                                                     55
 Total                                    60      55      95     145     170

The above vesting chart is based on continuous active service with AMD.

IF YOU DIE OR BECOME DISABLED

If you have at least 15 years of AMD service and your AMD employment is terminated because of your death or total disability, here's what happens on your termination date:

 . If you are on an unpaid leave of absence, any options that would have become vested in the calendar year in which your leave began are immediately vested.

 . If you are not on an unpaid leave of absence, you become immediately vested in any options that would have become vested in that calendar year.

This accelerated vesting of options does not occur if your AMD employment is terminated because of your death or disability and you have less than 15 years of service.

IF AMD EXPERIENCES A "CHANGE IN CONTROL"

You become 100% vested in your outstanding options if AMD experiences a "change in control," and your employment is terminated by AMD for any reason other than for misconduct or, if applicable, by constructive termination within one year after such a change. A "change in control" occurs when:

 . More than 20% of AMD has been acquired by a single person or entity,

 . Certain changes in the majority of AMD's Board of Directors occur during a two-year period,

 . A merger or consolidation of the company with or into another company,

 . Stockholders of the company approve a plan of complete liquidation, or

 . There is a sale or disposition of all or substantially all the company's assets.

IF YOU TAKE A LEAVE OF ABSENCE

You may not exercise any options during an unpaid leave of absence. Also, if your unpaid leave of absence exceeds 30 consecutive days, the vesting dates for your unvested options are automatically extended by the number of days by which your unpaid leave exceeds 30 days. "Unpaid" means that AMD is not paying you a salary. For more details, check with Treasury Services.

EXERCISING YOUR STOCK OPTIONS

Once your options are vested, you can exercise them-- that is, you can purchase AMD common stock at the exercise price. You have a limited number of years from the date of grant to exercise the options and take advantage of any increase in the price of AMD stock above the exercise price. Most grants have a ten-year life. The document for your stock option grant discloses the date on which your options expire.

Your final opportunity to purchase your vested options is the last regular business day of AMD before their expiration date. If you are waiting until that last day, be sure that Treasury Services receives your completed Stock Option Exercise form before 5:00 p.m. local time in Sunnyvale, California.

If you leave AMD before the expiration date for your options, you have a limited period of time after your termination date in which to exercise vested options. See the section When You Leave AMD.

Treasury Services must receive your completed Stock Option Exercise form in order for you to purchase your options. You should review your annual stock option statement before exercising your vested options. (See the section Annual Statements.) You are responsible for knowing which options can be exercised and the expiration dates for your options.

The following describes the different ways to purchase vested AMD options that have not expired. However, some countries have currency exchange restrictions. You should check if local laws restrict or prohibit your ability to purchase your options with cash.

   Cash Purchase

You can pay for the options yourself or arrange for your broker to pay for them. On the next business day after receipt of your completed Stock Option Exercise form, Treasury Services will notify you of the cost for the exercised options. Within two weeks following the exercise date, Treasury Services must receive from you either a certified check or bank wire for the exercise cost in U.S. dollars. A stock certificate is issued to you usually within three weeks after your payment is received by Treasury Services.

   Financing through a Broker (also known as "Same Day Exercise and Sale")

You can contact one of AMD's designated brokers to buy shares of AMD stock at the exercise price and sell them at market price on the same day. You must submit a completed Stock Option Exercise form to Treasury Services on the same day that you contact the broker.

If you elect a "same day exercise and sale," you may:

 . Sell all of the shares from the exercised options. You will receive a check from the sale of the shares minus the cost of the exercised options and the broker's fee.

 . Sell enough of the shares acquired through the exercise of the options (at the market price) to cover the cost of exercising those options and the broker's fee. You then receive the balance of the AMD shares obtained through exercising the options.

 . Sell only the number of shares you decide on and receive the balance of the shares. If the shares sold do not cover all the costs of exercising the options, you must pay the balance through sending a certified check or bank wire to Treasury Services on the next business day following the exercise date.

You also can finance your option exercise through the broker and hold the acquired shares for a later sale. The shares will be registered to and sent to the broker.

   Stock Swap Exercise

You can use AMD shares you have owned at least six months to pay for the exercise price of the options. To initiate a stock swap, you must complete and submit a Share Withholding/Delivery Election form in addition to a Stock Option Exercise form to Treasury Services. You may not pay the exercise price by requesting that Treasury Services withhold some of the shares resulting from the options being purchased.

WHEN TO EXERCISE

It is entirely your decision when to exercise vested options, keeping in mind the expiration date for your options. (See the sections Exercising Stock Options and When You Leave AMD.)

The timing of an exercise and/or sale can have a large impact on any value you ultimately obtain from the option. In deciding when to exercise, you may wish to consult with your financial advisor, stockbroker, or reputable publications in which stock market analysts voice their opinions about future potential stock values. It is also prudent to consult with a tax advisor to determine the impact of exercising stock options on your tax obligations. In some countries (for example, the United Kingdom), favorable tax treatment may apply if you hold tax-qualified stock options for a certain period after the date of grant or the date on which you last exercised options.

TAXES

AMD is required by law to report all stock option transactions to both the U.S. and foreign tax authorities. Tax regulations on stock options and selling shares of a foreign company can be complex. In most countries, you owe no taxes when your stock option grant is approved. However, you may be liable for taxes on the gain you receive upon exercising your options. (The "gain" is the difference between the market value of the shares of AMD common stock on your exercise date and the exercise price of your options.) In certain countries you may owe taxes when you become vested in your options, even if you do not purchase them. In addition, when you sell your shares of AMD stock, any profit that you receive (the difference between the sale price and the market price on your exercise date) is subject to your country's tax requirements. We recommend that you consult with a tax advisor to determine your potential tax obligations.

Withholding tax requirements vary by country. You are responsible for notifying your local office when you exercise your options. Your local office will advise if tax withholding is required and how you can satisfy this requirement.

QUALIFIED OR NON-QUALIFIED STOCK OPTIONS

Unless you are an employee in the U.K., your stock options are "non-qualified" options. Most stock options for U.K. employees are granted from a qualified stock option scheme. However, some U.K. employees have received or will receive non-qualified stock options either because the market value of all their outstanding stock options exceed the aggregate value allowed under a qualified scheme, or because the grants are/were made from a non-qualified scheme or were repriced. Contact Treasury Services if you are unsure whether you hold qualified or non-qualified U.K. stock options.

WHEN YOU LEAVE AMD

You forfeit all unvested options when you leave AMD. You normally have three months from your termination date in which to exercise vested options that have not expired. For example, if March 14 is your final day as an AMD employee, your last day to purchase vested options is June 14 if it is a regular business day at AMD. If June 14 is not a regular business day, the final day to buy your options is the last regular AMD business day before June 14.

However, you have 12 months from your termination date to exercise vested options if your termination is due to your total disability. Similarly, if you die while employed at AMD, your beneficiary, or your estate if you have not designated a beneficiary, has 12 months from the date of your death in which to exercise your vested options.

If you are uncertain about the final day to purchase options, be sure to contact Treasury Services at least several weeks before the date on which you think that your right to exercise your options ends.

FORFEITING STOCK OPTIONS

Your stock options are forfeited under the earliest of these circumstances:

 . You do not exercise the options before their expiration date,

 . You are not vested to them when you leave AMD,

 . You do not exercise your options within the period for exercising them after you leave AMD, or

 . If you die while still an AMD employee and your beneficiary to whom the options were transferred does not exercise the options within 12 months after your death.

If you are terminated because of misconduct, AMD reserves the right to cancel all your options, whether vested or unvested.

NO REINSTATEMENT OF FORFEITED STOCK OPTIONS IF REHIRED BY AMD

If you have a break in service with AMD, your non-vested options are canceled and will not be reinstated, even if you are rehired the day after your break in service.

ANNUAL STATEMENTS

Each year, you will receive from Treasury Services a statement detailing the status of your stock options. This statement includes the number of options you have been granted to date, their exercise prices, and their vesting and expiration dates. Your statement also lists the transactions on options that you have exercised.

Also enclosed with your statement are the forms that you must complete and return to Treasury Services if you wish to purchase your options.

TREASURY SERVICES DEPARTMENT

Treasury Services is located at AMD's Sunnyvale, California office. The staff can be contacted as follows:

Phone: 010-408-749-3790
Fax:   010-408-749-3106

Treasury Services' normal hours are between 8:00 a.m. to 5:00 p.m. U.S. Pacific time during AMD's regular business day.

TRANSFER OF STOCK OPTIONS

Your stock options may be transferred only as follows:

 . By a court-issued qualified domestic relations order,

 . By your last will and testament, or

 . By the laws of descent and distribution if you left no valid will.

Stock options transferred by a qualified domestic relations order expire twelve months after the date of transfer.

Any other transfer or assignment of your stock options will not be accepted and gives AMD the right to terminate your options as of the date of the attempted transfer or assignment.

CHANGES IN CAPITALIZATION OF AMD

The Board of Directors will adjust the number of shares or the class of stock subject to your options if the out-standing number of AMD common stock changes as a result of changes in the capitalization of the company. These changes in capitalization include stock dividends, mergers, consolidations, re-capitalization, or split-up, combinations or exchange of shares.

                             FOR MORE INFORMATION

This brochure summarizes some of the important features of the current AMD stock option program. For more details, consult the official plan documents, your individual stock option documents, and
             the stock option plan prospectus, all of which can be
                       obtained from Treasury Services,
                     1 AMD Place, Sunnyvale, California.
                            The mailing address is
     Treasury Services, P.O. Box 3453, MS 106, Sunnyvale, CA 94088, U.S.A.


    In the case of any conflict between this brochure and the official plan documents, the official plan documents will govern.
         AMD reserves the right to amend or terminate the program in whole or in part, at any time and for any reason,
                    with or without notice to participants.


Participation in the AMD stock option program does not confer on any participant any rights whatsoever with respect to continued employment with the company.




                                                                 [AMD LOGO]
                                                             Benefits Department
                                                                   One AMD Place
                                                     P.O. Box 3453, Mailstop 181
                                                             Sunnyvale, CA 94088